ACCELERANT HOLDINGS
ACCELERANT SHARE INCENTIVE PLAN

Performance Share Unit Award Notice

[_____]
You have been awarded a performance share unit award (the “Award”) with respect to Common Shares of Accelerant Holdings, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), pursuant to the terms and conditions of the Accelerant Share Incentive Plan (the “Plan”) and the Performance Share Unit Award Agreement (together with this Award Notice, the “Agreement”). Copies of the Plan and the Performance Share Unit Award Agreement are attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Performance Share Units:
You have been awarded a performance share unit award with respect to [____] Common Shares (the “Target Award”), par value $0.0000011951862 per share, subject to adjustment as provided in the Plan. The number of Shares that may actually vest and be earned under this Award ranges from 0 to [____] Shares (250% of the Target Award), depending on performance, as further described below.

Grant Date:	March 18, 2026 (the “Grant Date”)

Performance Years:
Except as otherwise provided in the Plan, the Agreement or any other agreement between you and the Company or any of its Subsidiaries in effect as of the Grant Date, the Award shall be measured in three (3) separate annual tranches, each representing one-third (1/3) of the Target Award ([____] Shares per Performance Tranche at target) (each, a “Performance Tranche”), based on the achievement of the Performance Goals set forth below for each of the calendar years 2026, 2027 and 2028 (each, a “Performance Year”), in each case subject to satisfaction of the continued service requirement described herein, if, and only if, you are, and have been, continuously (except for any absence for vacation or leave in accordance with the Company’s or its Subsidiaries’ policies) employed by the Company or any of its Subsidiaries from the date of this Agreement through and including the Vesting Date (as defined below) or as otherwise provided in the Agreement.

Performance Goals:
Subject to the terms of the Agreement and the Plan and any other agreement between you and the Company or any of its Subsidiaries in effect as of the Grant Date, each Performance Tranche shall be earned based on the achievement of two equally-weighted performance metrics (each weighted 50%): (i) Exchange Written Premium Growth Rate (the “EWP Metric”) and (ii) Fee Based Adjusted EBITDA Growth Rate (the “AEBITDA Metric”; and together with the EWP Metric, the “Performance Metrics”), measured annually for each Performance Year.
For each Performance Year, each Performance Metric shall be assessed independently at the Threshold, Target, or Maximum levels set forth in the tables below. The percentage of each Performance Tranche that is earned with respect to each Performance Metric shall be determined as follows:

	Performance Metric performance	% of Performance Tranche vesting
	Below Threshold	0%
	Threshold	50%
	Target	100%
	Maximum and above	250%

Performance between Threshold and Target, and between Target and Maximum, shall be linearly interpolated. Because each Performance Metric is equally weighted at 50% of each Performance Tranche, the maximum number of Shares that may be earned per Performance Tranche is [____] Shares (250% of the [____] target Shares per tranche). The Award will vest with respect to whole Shares only. Any portion of a Performance Tranche that is not earned based on performance for the applicable Performance Year shall be automatically forfeited. The payout of the Award (following the Vesting Date) will be determined by averaging the number of Shares earned for each of the three Performance Tranches.
The Performance Metrics for each Performance Year shall be determined as set forth in a memorandum provided to you by the Company (the “Memorandum”).

The Committee may, in its sole discretion and without needing to obtain your consent or the consent of any third party, make such adjustments to the Threshold, Target, and Maximum performance levels set forth in the Memorandum as it determines appropriate to reflect any extraordinary, non-recurring items, capital transactions, or other events that the Committee determines, in good faith, should be taken into account in measuring the applicable Performance Metric for a given Performance Year. For the avoidance of doubt, the Committee shall have sole authority to determine the extent to which Performance Metrics are, or have been, satisfied.

Vesting:
Except as otherwise set forth in the Agreement in connection with automatic performance determinations as a result of specified terminations of employment or a Change in Control, the Award shall vest in its entirety on the date that the Committee certifies the level of achievement of the applicable Performance Goals for the final Performance Year (the “Vesting Date”), which certification, except as otherwise provided in the Agreement, shall occur as soon as practicable following completion of the annual financial audit for such Performance Year, subject to continued service through each such Vesting Date.

ACCELERANT HOLDINGS
By: ______________________________
Name:
Title:

Acknowledgment, Acceptance and Agreement:

By signing below and returning this Award Notice to Accelerant Holdings (or, if permitted through the Company’s third-party stock plan administrator, by electronically accepting this Award Notice), I hereby accept the Award granted to me and acknowledge and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

__________________________________	Date: _____________
Holder

ACCELERANT HOLDINGS
ACCELERANT SHARE INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD AGREEMENT
Accelerant Holdings, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), hereby grants to the individual (the “Holder”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the Accelerant Share Incentive Plan (the “Plan”), a performance share unit award (the “Award”) with respect to the number of Common Shares of the Company, par value $0.0000011951862 per share (“Shares”), set forth in the Award Notice, upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Plan.
1.    Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company or electronically accepting this Agreement within the Holder’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect.
2.    Rights as a Shareholder. The Holder shall not be entitled to any privileges of ownership with respect to the Shares subject to the Award unless and until, and only to the extent, such Shares become vested pursuant to Section 3 hereof and the Holder becomes a shareholder of record with respect to such Shares. As of each date on which the Company pays a cash dividend to record owners of Shares (a “Dividend Date”), the Holder shall have no entitlement to receive such cash dividend, and the number of Shares subject to the Award shall increase by (i) the product of the total number of Shares subject to the Award immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per Share by the Company on such Dividend Date, divided by (ii) the Fair Market Value of a Share on such

Dividend Date. Any such additional Shares shall be subject to the same vesting conditions and payment terms set forth herein as the Shares to which they relate.
3.    Restriction Period and Vesting.
3.1.    Vesting Criteria. Except as otherwise provided in this Section 3, the Award shall vest in accordance with, and subject to satisfaction of the vesting criteria set forth, in the Award Notice. The period of time from the Grant Date through the date on which final vesting of the Award may occur (if the applicable performance criteria is fully satisfied and assuming employment does not terminate) shall be referred to herein as the “Restriction Period.”
3.2.    Termination of Employment.
(a)    Termination of Employment by the Company without Cause or due to Death or Disability. If the Holder’s employment with the Company and/or a Subsidiary terminates prior to the end of the Restriction Period by reason of a termination by the Company without Cause or due to the Holder’s death or Disability (such a termination, an “Early Termination”), then the Award shall vest as of such Early Termination, and payment with respect to such vested portion of the Award will be calculated, as follows: (i) any prior Performance Year shall be calculated based on actual results for such Performance Year, and (ii) the Performance Year in which the Early Termination occurs shall be calculated either based on expected performance for such full year (taking into account performance through the date of Early Termination) or shall be deemed to be at Target, as determined by the Company in its sole discretion, with the vesting for such Performance Year to be pro-rated based on the date of the Early Termination, and the Award settled no later than December 31 of the Performance Year in which the Early Termination occurs, subject (if applicable, as determined by the Committee) to the Holder’s execution and non-revocation of the Company’s standard release of claims, which may include, to the maximum extent permitted by applicable law, restrictive covenants in favor of the Company (including, without limitation, restrictive covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality) (the “Release”), with the Release to become effective no later than 60 days following the Early Termination (and if such 60-day period extends later than December 31 of such Performance Year, failure for the Release to become irrevocably effective shall result in a disgorgement of amounts paid under this Agreement). For the avoidance of doubt, no amount of the Award shall vest with respect to any Performance Year which has not yet commenced as of the Early Termination. To the extent the Award, or any portion thereof, does not vest as provided above in connection with an Early Termination, it shall be automatically forfeited on the date the Company determines the Award (or any portion thereof) has not vested.
(b)    Termination of Employment Other Than Due to Death or by the Company without Cause or due to Disability. If the Holder’s employment with the Company and/or a Subsidiary terminates prior to the end of the Restriction Period for any reason other than death or termination by the Company without Cause or due to Disability, then the Award shall be immediately and automatically forfeited by the Holder and cancelled by the Company.
3.3.    Change in Control.

(a)    Vesting of Award Not Assumed. In the event of a Change in Control prior to the end of the Restriction Period pursuant to which the Award is not effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of Shares, in each case, that preserve the value of the Shares subject to the Award and other material terms and conditions of the outstanding Award as in effect immediately prior to the Change in Control), the Award shall vest in its entirety as of the date of the Change in Control.
(b)    Vesting of Award Assumed. In the event of a Change in Control prior to the end of the Restriction Period pursuant to which the Award is effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of Shares, in each case, that preserve the value of the Shares subject to the Award and other material terms and conditions of the outstanding Award as in effect immediately prior to the Change in Control) and (i) the Holder remains continuously employed through the end of the Restriction Period or (ii) the Company terminates the Holder’s employment without Cause or the Holder resigns for Good Reason within twenty-four (24) months following such Change in Control, in any such case, the Award shall become fully vested as of the end of the Restriction Period or, if earlier, the Holder’s termination of employment.
(c)    Performance Measurement. In the event the Award vests due to a Change in Control prior to the end of the Restriction Period pursuant to Section 3.3(a) or 3.3(b) hereof, deemed performance shall be determined as follows: (i) any Performance Year prior to the Change in Control shall be calculated based on actual results for such Performance Year, (ii) the Performance Year in which the Change in Control occurs shall be calculated either based on actual performance for such full year (or a portion thereof, and taking into account performance through the date of the Change in Control) or shall be deemed to be at Target, as determined by the Committee in its sole discretion and (iii) performance for any future Performance Year which has not yet commenced as of the Change in Control shall be deemed to be at Target. Any portion of the Award that does not vest in connection with a Change in Control shall automatically be forfeited effective upon the Change in Control.
3.4.    Definitions.
(a)    Cause. For purposes of this Award, (i) “Cause” shall have the meaning assigned to such term in any written employment or similar agreement between the Company or any of its Subsidiaries and the Holder in effect on the Grant Date or (ii) if the Holder is not party to an employment or similar agreement in effect on the Grant Date which defines “Cause,” then “Cause” shall mean: (v) the indictment or conviction of, or plea of “guilty” or “no contest” to, a felony or a crime involving moral turpitude (excluding a traffic violation not involving any period of incarceration) or the commission of any other act or omission involving dishonesty or fraud by the Holder or at the Holder’s direction with respect to, and materially and adversely affecting the business affairs of, the Company or any of its Subsidiaries, (w) conduct bringing the Company or any of its Subsidiaries into substantial public disgrace or disrepute that causes substantial injury to the business, reputation and/or operations of the Company or such

Subsidiaries, (x) substantial and repeated failure or refusal to perform duties of the office held by the Holder as reasonably directed by the Company (other than any such failure resulting from the Holder’s incapacity due to death, disability, injury or illness), and such failure is not cured in all material respects within thirty (30) days after the Holder receives written notice thereof from the Company that specifically identifies the manner in which it believes the Holder has not substantially performed the Holder’s duties, (y) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries that causes substantial injury to the business, reputation and/or operations of the Company or such Subsidiaries, or (z) any material breach of any material written policy of the Company or its Subsidiaries which is applicable to the Holder and provided to the Holder or any restrictive covenant agreement between the Holder and the Company or any of its Subsidiaries, and such material breach is not cured in all material respects within thirty (30) days after the Holder receives written notice thereof from the Company that specifically identifies the manner in which it believes the Holder has committed such breach.
(b)    Disability. For purposes of this Award, “Disability” means the disability of the Holder caused by any physical or mental injury, illness or incapacity as a result of which the Holder is, or is reasonably expected to be, unable to effectively perform the essential functions of the Holder’s duties for a substantially continuous period of more than 120 days or for any 180 days (whether or not continuous) within a 365 day period, as determined by the Committee in good faith.
(c)    Good Reason. For purposes of this Award, (i) “Good Reason” shall have the meaning assigned to such term in any written employment or similar agreement between the Company or any of its Subsidiaries and the Holder in effect on the Grant Date or (ii) if the Holder is not party to an employment or similar agreement in effect on the Grant Date which defines “Good Reason,” then “Good Reason” shall mean the Holder’s voluntary termination following, without the Holder’s consent, (x) a material reduction in the Holder’s base salary, or (y) the relocation of the Holder’s primary place of employment by more than fifty (50) miles. In order to resign for Good Reason, the Holder must provide written notice of the event giving rise to Good Reason to the Company’s Chief Executive Officer (or, in the event the Holder is subject to Section 16 of the Exchange Act, the Board) within thirty (30) days after the condition arises, allow the Company thirty (30) days to cure such condition, and if the Company fails to cure the condition within such period, the Holder’s resignation from all positions the Holder then held with the Company must be effective not later than thirty (30) days after the end of the Company’s cure period.
4.    Issuance or Delivery of Shares.
4.1.    Generally. Subject to Section 6.14 and 6.15 and except as otherwise provided for herein, within sixty (60) days after the vesting of the Award, the Company shall issue or deliver, subject to the conditions of this Agreement, the vested Shares to the Holder. Such issuance or delivery shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 6. Prior to the issuance to the Holder of the Shares subject to the Award, the Holder shall have no direct or secured claim in any specific assets of the Company or in such Shares, and will have the status of a general unsecured creditor of the Company.
4.2.    Puerto Rico Subsidiary. This provision shall apply only if the Holder is a member of Accelerant Risk Exchange, LLC (the “Puerto Rico Subsidiary”). Notwithstanding Section 4.1 to the contrary, in the event that the Company and the Puerto Rico Subsidiary determine, in their sole discretion, (A) that there are sufficient earnings and profits available for distribution that were generated by the Puerto Rico Subsidiary from export services income covered by its tax decree issued under the Puerto Rico Incentives Code, Act 60-2019 (“Incentives Code”), and (B) the Puerto Rico Subsidiary has satisfied all other applicable requirements under the laws of Puerto Rico, including the Incentives Code and the Puerto Rico Internal Revenue Code of 2011, Act 1-2011 (“PR-Code”), the Award will be settled by declaration of a dividend from such earnings and profits declared in respect of Holder’s preferred units in the Puerto Rico Subsidiary in such manner that qualifies as a dividend in accordance with the Incentives Code and the PR-Code. The Holder acknowledges that any such dividend paid by the Puerto Rico Subsidiary, which may be in the form of cash, Shares, or other property, fully satisfies the settlement obligations of the Company hereunder to the extent such dividend is of equivalent value of the Shares otherwise to be delivered (as determined in good faith by the Committee). For the avoidance of doubt, any such dividend must be paid no later than the latest permissible date hereunder that the Award would have been settled had the Award been settled in Shares as if this Section 4.2 were not part of this Agreement.
5.    Transfer Restrictions and Investment Representation.
5.1.    Non-Transferability of Award. The Award may not be transferred by the Holder other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.
5.2.    Investment Representation. The Holder hereby covenants that (a) any sale of any Shares acquired upon the vesting of the Award shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.
6.    Additional Terms and Conditions of Award.

6.1.    Withholding Taxes. (a) As a condition precedent to the delivery to the Holder of any Shares upon vesting of the Award, the Holder shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (or such higher withholding amount elected by the Holder) (the “Required Tax Payments”) with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder or withhold Shares.
(b)    Unless the Company (or, in the case of the Holder is subject to Section 16 of the Exchange Act, the Board or the authorized committee thereof) determines otherwise prior to the applicable vesting event, the Holder’s obligation to advance the Required Tax Payments shall be satisfied by the Company withholding from the Shares otherwise to be delivered to the Holder pursuant to the Award, a number of whole Shares having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award, equal to the Required Tax Payments. Shares to be withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments (or, if approved by the Company (or, in the case of the Holder is subject to Section 16 of the Exchange Act, the Board or the authorized committee thereof), such higher rate that will not cause adverse accounting consequences). Any fraction of a share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No Shares shall be delivered until the Required Tax Payments have been satisfied in full.
6.2.    Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of Shares hereunder, the Shares subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.
6.3.    Personal Data. The Company may process the Holder’s personal data, and shall do so in accordance with, and for the purposes set out in: (i) the Company’s Employee Privacy Notice, which can be obtained from the Company’s People Operations at peopleoperationsteam@accelins.com; and (ii) this Agreement. The Holder understands and acknowledges that the Company, the Holder’s employer and the Company’s other affiliates hold certain personal information regarding the Holder for the purpose of managing, operating and administering this Agreement and the Plan, and giving effect to this Agreement and any other related agreements under the Plan, including (without limitation) any Data. The Holder further understands and acknowledges that the Company and/or its affiliates will share and transfer Data among themselves as necessary for the purpose of implementation, administration and management of the Holder’s receipt of the Award and participation in this Agreement and the

Plan and that the Company and/or any affiliate may each further transfer Data to any third party assisting the Company in the implementation, administration and management of this Agreement, including the Holder’s direct employer, the trustees of any employee benefit trust, registrars, brokers, advisers and third-party administrators to or of the Plan, for the purposes set out in this Section 6.3. The Holder understands and acknowledges that the recipients of Data may be located in the United States or elsewhere. For purposes of this Agreement, “Data” means the Holder’s name, home address, telephone number, date of birth, social insurance number, salary, nationality, job title, bank details, any Shares, options to purchase Shares, or directorships held in the Company and details of all Shares, options to purchase Shares or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Holder’s favor.
6.4.    Award Confers No Rights to Continued Employment or Continued Participation in the Plan. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement or the Plan, give or be deemed to give the Holder any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time. The grant of the Award does not confer on the Holder any right to receive any further awards under the Plan at any time.
6.5.    Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.
6.6.    Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.
6.7.    Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, by email to LegalNotices@accelins.com or by mail to Accelerant US Services Company, LLC, 400 Northridge Rd., Suite 800, Sandy Springs, GA 30350, Attention: US General Counsel, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
6.8.    Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the

United States, shall be governed by the laws of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
6.9.    Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.
6.10.    Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.
6.11.    Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
6.12.    Amendment and Waiver. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would materially and adversely affect the Holder’s rights under this Agreement shall be subject to the written consent of the Holder. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
6.13.    Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
6.14.    Compliance With Section 409A of the Code. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly, and each payment hereunder shall be considered a separate payment for purposes of Section 409A of the Code. To the extent this Agreement provides for the payment of nonqualified deferred compensation as a result of the Holder’s termination of employment, the applicable Shares shall be transferred to the Holder or his or her beneficiary upon the Holder’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Holder is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such Shares shall be transferred to the Holder or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Holder’s death.
6.15.    Award Subject to Clawback. The Award and any Shares delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation the Company’s Dodd-Frank Clawback Policy, or as otherwise required by law or applicable listing standards.

6.16.    Protected Rights. Nothing in this Agreement or otherwise is intended to, or does, prohibit the Holder from (i) filing a charge or complaint with, providing truthful information to, or cooperating with an investigation being conducted by a governmental agency (such as the U.S. Equal Employment Opportunity Commission, another fair employment practices agency, the U.S. National Labor Relations Board, the U.S. Department of Labor, or the U.S. Securities and Exchange Commission (the “SEC”)); (ii) engaging in other legally-protected activities; (iii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iv) otherwise making truthful statements as required by law or valid legal process; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law.  Accordingly, the Holder shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In the event the Holder files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Holder may disclose the trade secret(s) of the Company to the Holder’s attorney and use the trade secret information in the court proceeding, if the Holder (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.  In accordance with applicable law, and notwithstanding any other provision of the Plan or this Agreement, nothing in the Plan, this Agreement or any policies or agreements of the Company or any affiliate applicable to the Holder (i) impedes the Holder’s right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or (ii) requires the Holder to provide any prior notice to the Company or its affiliates or obtain their prior approval before engaging in any such communications.
6.17.    Additional Provisions. In addition to the provisions set out in this Agreement and the Plan, the following terms shall apply in relation to the Holder and the Award:
(a)    The rights and obligations of the Holder under the terms of his or her office or employment with the Company or any Subsidiary or affiliate shall not be affected by the Holder’s participation under the Plan.
(b)    The value of any benefit realized under the Plan by the Holder shall not be taken into account in determining any pension or similar entitlements.
(c)    The Holder shall have no rights to compensation or damages on account of any loss in respect of the Award or the Plan where such loss arises (or is claimed to arise), in whole or in part, from termination of office or employment or service with, or notice to terminate office or employment or service given by or to, the Company or any of its Subsidiaries or affiliates. This exclusion of liability shall apply however termination of office or employment or service, or the giving of notice, is caused, and however compensation or damages are claimed. This exclusion of liability shall apply however the change of status of the Company or any of its

Subsidiaries or affiliates, or the transfer of the relevant business, is caused, and however compensation or damages are claimed.
6.18.    Appendix for Non-U.S. Countries. Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for the relevant Holder’s country (the “Appendix”). Moreover, if a Holder relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Holder, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
6.19.    Imposition of Other Requirements. The Board or Committee reserves the right to impose other requirements on a Holder’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Committee determines it is necessary or advisable in order to comply with local law or regulation or facilitate the administration of the Plan, and to require a Holder to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.